Exhibit 3.1

                               State of Delaware
                               Secretary of State
                            Division of Corporations
                         Delivered 12:26 PM 10/30/2003
                           FILED 12.22 PM 10/30/2003
                          SRV 030697502 - 3717591 FILE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               HEMOBIOTECH, INC.

     I, the undersigned, for the purpose of incorporating and organizing a corporation under the laws of the State of Delaware (the "DELAWARE GENERAL CORPORATION LAW"), do hereby certify as follows:

                                   ARTICLE I

     The name of the corporation is Hemobiotech, Inc.

                                   ARTICLE II

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801, and the name of the registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

     The duration of the corporation is perpetual.

                                   ARTICLE IV

     The purpose for which the corporation is organized is to conduct any lawful business and to promote any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE V

     A. CLASSES OF STOCK. The corporation is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that the corporation has authority to issue is 25,000,000 shares, 20,000,000 of which shall be Common Stock, per value $0.001 per share, and 5,000,000 of which shall be Preferred Stock, par value $0.001 per share. The holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

     B. RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. Undesignated Preferred Stock may be issued from time to time in one or more series. The corporation's board of directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, PARI PASSU with, or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The corporation's board of directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                   ARTICLE VI

     The number of directors of the corporation shall be set from time to time by resolution of the board of directors of the corporation or in the manner provided in the Bylaws of the corporation.

                                  ARTICLE VII

     In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the corporation.

                                  ARTICLE VIII

     Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE IX

     A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits of this Article IX with respect to any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE X

     The corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as it may be amended and supplemented from time to time, indemnify, and advance expenses to, any and all persons serving as members of the board of directors whom it shall have the power to indemnify under such law against any expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law. The corporation may indemnify, and advance expenses to, any officer, employee or agent of the corporation or any other person the Delaware General Corporation Law permits the corporation to indemnify. The indemnification and advancement of expenses provided for in this
Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the Bylaws of the corporation.

                                  ARTICLE XII

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred in this Certificate on the stockholders of the corporation are granted subject to this reservation.

                                  ARTICLE XIII

     The name and mailing address of the incorporator is Ghassan Nino, 15889 Preston Road, Suite 2006, Dallas, Texas 75284.

                            [Signature Page Follows]

IN WITNESS WHEREOF, I, the undersigned, being the incorporator, do hereby execute this Certificate this 30th day of October, 2003.

                                       /s/ Ghassan Nino
                                       _________________________________________
                                       Ghassan Nino